Exhibit 99.4

RESTRICTED STOCK UNIT AGREEMENT
for
Non-Employee Directors

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of the Grant Date, by and between the Grantee identified on Annex A hereto and Hexcel Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Hexcel Corporation Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is desirable and in the best interests of the Company to grant to the Grantee restricted stock units (“RSUs”) as an incentive for the Grantee to advance the interests of the Company; and

WHEREAS, the Grantee previously made an election to receive the Grantee’s 2026 quarterly retainer fees in the form of RSUs and at the time described herein.

NOW, THEREFORE, the parties agree as follows:

1.          Notice of Grant; Incorporation of Plan.  Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Company hereby grants to the Grantee the number of RSUs indicated on the Notice of Grant attached hereto as Annex A, which Notice of Grant is incorporated by reference herein.  Unless otherwise provided herein, capitalized terms used herein and set forth in such Notice of Grant shall have the meanings ascribed to them in the Notice of Grant and capitalized terms used herein and set forth in the Plan shall have the meanings ascribed to them in the Plan. The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time, and in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan govern. The RSUs granted herein constitute an Award within the meaning of the Plan.  By accepting the Agreement, the Grantee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all the decisions and determinations of the Board shall be final and binding.

2.         Terms of Restricted Stock Units.  The grant of RSUs provided in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a)      No Ownership.  Each RSU shall convert into one share of the Company’s common stock, $.01 par value per share (the “Common Stock”). The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of the Common Stock in respect of the RSUs until such RSUs have been distributed to the Grantee in the form of shares of Common Stock.

(b)       Dividend Equivalents.  Should any cash dividends be declared and paid with respect to the shares of Common Stock during the period the RSUs are outstanding (i.e., shares of Common Stock issuable under the RSUs are not issued and outstanding for purposes of entitlement to the dividend), the Company shall credit to a dividend equivalent bookkeeping account (the “Dividend Equivalent Account”) the value of the dividends that would have been paid if the outstanding RSUs at the time of the declaration of the dividend were outstanding shares of Common Stock.  At the same time that the corresponding RSUs are converted to shares of Common Stock and distributed to the Grantee as set forth in the earliest of Section 2(d), (e) or (f) below, the Company shall pay to the Grantee a lump sum cash payment equal to the value of the dividends credited to the Grantee’s Dividend Equivalent Account that correspond to such RSUs.  No interest shall accrue on any dividend equivalents credited to the Grantee’s Dividend Equivalent Account.

(c)      Transfer of RSUs. The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to transfer RSUs in contravention of this Section is void ab initio. RSUs shall not be subject to execution, attachment or other process.

(d)       Vesting and Conversion of RSUs.  The RSUs shall be fully vested on the Grant Date and shall be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Grantee within 30 days following the first anniversary of the Grant Date.

(e)       Separation from Service.

(i)
In the event the Grantee separates from service with the Company for any reason prior to the first anniversary of the Grant Date, all RSUs shall be converted into an equivalent number of shares of Common Stock and, subject to Section 2(g), be distributed to the Grantee within 30 days of the date of such separation from service (or, in the event of the Grantee’s death, where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code).

(ii)	“Separation from service” (and variations thereof) shall, for all purposes of this Agreement, have the meaning given in Section 1.409A-1(h) of the Treasury Regulations (or any successor provision).

(f)       Change in Control.  In the event of a Change in Control (as defined below) prior to the first anniversary of the Grant Date and separation from service, all RSUs shall be converted into shares of Common Stock and be distributed to the Grantee within 30 days of the date of the Change in Control.

(g)     Specified Employee.  Notwithstanding anything in Section 2(e) to the contrary, if the Grantee is a “specified employee” within the meaning of Treasury Regulation 1.409A-1(i) as of the date of his or her separation from service with the Company (as determined in accordance with the Company’s policies for identifying specified employees), then no RSUs convertible on account of the Grantee’s separation from service that constitute deferred compensation subject to section 409A of the Code shall be converted into shares of Common Stock or distributed to the Grantee until the earlier of (i) the date which is six months after the date of the Grantee’s separation from service and (ii) the date of the Grantee’s death.

3.          Taxes.  The Grantee shall pay to the Company promptly upon request any taxes the Company reasonably determines it is required to withhold under applicable tax laws with respect to the RSUs.  Such payment shall be made as provided in Section 10.5 of the Plan.

4.           No Right to Continued Service as Director.  Nothing contained herein shall be deemed to confer upon the Grantee any right to continue to serve as a member of the Board.

5.           Miscellaneous

(a)
Governing Law/Jurisdiction/Resolution of Disputes.  This Agreement shall be governed by and construed according to the laws of the State of Delaware, USA without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before a single arbitrator, to be held in the state of Connecticut, USA in accordance with the commercial rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each party shall bear such party’s own expenses incurred in connection with any arbitration; provided, however, that the cost of the arbitration, including without limitation, reasonable attorneys’ fees of the Grantee, shall be borne by the Company in the event the Grantee is the prevailing party in the arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.  If any costs of the arbitration borne by the Company in accordance herewith would constitute compensation to the Grantee for United States federal income tax purposes, then the amount of any such costs reimbursed to the Grantee in one taxable year shall not affect the amount of such costs reimbursable to the Grantee in any other taxable year, the Grantee’s right to reimbursement of any such costs shall not be subject to liquidation or exchange for any other benefit, and the reimbursement of any such costs incurred by the Grantee shall be made as soon as administratively practicable, but in any event within ten (10) days, after the date the Grantee is determined to be the prevailing party in the arbitration.  The Grantee shall be responsible for submitting claims for reimbursement in a timely manner to enable payment within the timeframe provided herein.

(b)
Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s records with the Company, or such other address as the Grantee may designate in writing to the Company, or to the Company, Attention:  Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

(c)
Failure to Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(d)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

(e)
Modifications; Entire Agreement; Headings.  Subject to Section 6(b), any amendment to this Agreement must be in writing and, in the case of any amendment that adversely affects the Grantee’s rights hereunder, such writing must be executed by the Grantee.  This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof.  This Agreement inures to the benefit of, and is binding upon, the Company and its successors-in-interest and its assigns, and the Grantee, the Grantee’s heirs, executors, administrators and legal representatives.  The section headings herein are intended for reference only and shall not affect the interpretation hereof.

(f)
Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(g)	Unsecured Obligation to RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

(h)
Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the shares of Common Stock contemplated by Article IX of the Plan, the Administrator shall make such adjustments the Administrator deems appropriate in the number of shares of Common Stock subject to the RSUs and the kind of securities that may be issued upon settlement of the RSUs. The Grantee acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

6.           Section 409A.

(a)
It is intended that this Agreement comply in all respects with the requirements of Section 409A of the Code and the applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)
Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the premature inclusion in the Grantee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c)
In the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest.  Although the Company intends to administer the Plan and this Agreement to prevent adverse taxation under the Applicable Regulations, the Company does not represent nor warrant that the Plan or this Agreement complies with any provision of federal, state, local or other tax law.

(d)
Except as otherwise specifically provided herein, the time for distribution of the RSUs as provided in Section 2 shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with or permitted under the Applicable Regulations.  Further, for the avoidance of doubt, unless an election is made in accordance with the Applicable Regulations, the Grantee shall not have the right to designate the taxable year in which the RSUs shall convert into an equivalent number of shares of Common Stock and be delivered to the Grantee.

Annex A

NOTICE OF GRANT
RESTRICTED STOCK UNIT AGREEMENT
HEXCEL CORPORATION LONG-TERM INCENTIVE PLAN

The following member of the Board of Directors of Hexcel Corporation, a Delaware corporation, has been granted Restricted Stock Units in accordance with the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Restricted Stock Unit Agreement.

Grantee	Grantee’s Name

Grant Date	Grant Date

Aggregate Number of RSUs Granted	Number of Awards Granted

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached and execute this Notice of Grant and Restricted Stock Unit Agreement as of the Grant Date.

HEXCEL CORPORATION
Grantee
By:
Gail E. Lehman
Executive Vice President, Chief Legal and Sustainability Officer, and Secretary